Exhibit 99.1

Contact:	Lorraine D. Miller, CFA
Senior Vice President – Investor Relations
478.722.6210

Security Bank Corporation Announces Quarterly Dividend

MACON, GA – February 20, 2008 (PrimeNewswire, NASDAQ: SBKC) Security Bank Corporation announced today that its Board of Directors declared a regular quarterly cash dividend of $0.0875 per common share. The dividend is payable March 20, 2008 to shareholders of record at the close of business March 3, 2008. The indicated annual cash dividend is $0.35 per common share.

About Security Bank Corporation

Based in Macon, Georgia, Security Bank Corporation is a multi-bank holding company with assets of $2.8 billion at December 31, 2007. Security Bank Corporation operates six community banks with banking offices located throughout middle Georgia, coastal Georgia and north metropolitan Atlanta. Security Bank Corporation also operates an investment management and planning firm, CFS Wealth Management, LLC, in addition to operating its interim real estate and development lender and traditional mortgage originator, Fairfield Financial Services, Inc., with offices throughout Georgia.

Security Bank Corporation common stock is traded on The Nasdaq Global Select Market under the ticker symbol “SBKC.” You may obtain copies of all documents that Security Bank files with the Securities and Exchange Commission, free of charge, at the SEC's website at www.sec.gov. In addition, copies of these documents may also be obtained from us without charge by directing a written request to Security Bank Corporation, 4219 Forsyth Road, Macon, Georgia 31210, attention: Investor Relations.